UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 3, 2010 (February 25, 2010)

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	000-14339	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           Executive Compensation

On February 25, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Theragenics Corporation recommended, and the Board of Directors approved, the following actions relating to executive compensation.  Actions taken with respect to the compensation of M. Christine Jacobs, Chief Executive Officer (“CEO”) of the Company, were recommended by the Compensation Committee and approved by the independent Directors of the Company.

Cash Incentive Plan

The Board of Directors approved the Cash Incentive Plan. This plan allows the Board of Directors (or the Compensation Committee by delegation from the Board of Directors) to establish cash incentive programs for incentivizing employees of the Company and its affiliates. Each program will relate to such period (including short-term and long-term periods), cover such employees, and contain such performance goals, terms and conditions as the Board of Directors (or Compensation Committee) may from time to time establish.

2010 Short-Term Incentive Program

The Board of Directors established a short-term incentive program for 2010 pursuant to the Cash Incentive Plan. Under the short-term incentive program,  each named Executive Officer will have a short-term incentive cash bonus opportunity based on financial and individual performance.  The individual target bonus opportunity for Ms. Jacobs is 70% of base salary, with a minimum bonus opportunity of 0% and a maximum of 140%.  The individual target bonus opportunity for the other Executive Officers ranges from 40% to 50% of base salary, with a minimum bonus opportunity of 0% and a maximum of 80% to 100%.

For each named Executive Officer, 50% of the bonus opportunity will be measured against established goals for revenue and measures of operating profit; and 50% will be measured against individual performance goals.  With respect to Ms. Jacobs, her individual performance goals were reviewed and approved by the Compensation Committee and the independent Directors of the Company.  For the other named Executive Officers, individual performance goals were determined by the Chief Executive Officer and reviewed and approved by the Compensation Committee and Board of Directors.

An executive officer who is not employed by the Company or an affiliate on December 31, 2010 forfeits the short term incentive.  The short-term incentive becomes vested at the target amount for any executive officer who is employed by the Company or an affiliate at the time of a change in control.

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2010 Long-Term Incentive Program

The Board of Directors approved long-term incentives  for the January 1, 2010 to December 31, 2012 performance period.  Each named Executive Officer was granted the following awards under a long-term incentive program for the January 1, 2010 to December 31, 2012 performance period:

Executive Officer	Stock Options	Shares of Restricted Stock	Cash Bonus Opportunity (at Target Amount)
M. Christine Jacobs	70,400	40,000	$400,000
Francis J. Tarallo	57,000	32,000	250,000
Bruce W. Smith	52,000	30,000	240,000
Janet Zeman	47,000	26,000	200,000

The Stock Option and Restricted Stock Awards were made under the Theragenics Corporation 2006 Stock Incentive Plan.  The incentive stock options have an exercise price of $1.44 per share, equal to the closing price of the Company’s common stock, as quoted on the New York Stock Exchange, on February 25, 2010, the date of grant.  Twenty-five percent (25%) of the Stock Option and Restricted Stock Awards vest annually, commencing on February 25, 2011, provided the Executive remains employed with Theragenics or an affiliate.

Any unvested Stock Options vest upon the date of the Executive’s termination of employment with Theragenics or an affiliate due to death, disability, or upon a change in control of  the Company, as defined in the terms and conditions to the Stock Option Award.  Unvested Restricted Stock vests pro rata based on the number of days elapsed in the vesting period upon termination of employment due to death, disability or by the Company without cause, as defined in the terms and conditions of the Restricted Stock Award.  All unvested Restricted Stock vests upon a change in control of the Company.  Any Stock Options and Restricted Stock that have not become vested as of the date of the Executive’s termination of employment with Theragenics or an affiliate shall be forfeited.

The cash bonus opportunity component of the 2010 long-term incentive program is provided pursuant to the Cash Incentive Plan.  Fifty percent (50%) of the Cash Bonus Opportunity will be based upon the cumulative revenue of the Company for the period 2010 to 2012 (the “Revenue Goal”), and 50% will be based upon the cumulative earnings before interest, taxes, depreciation, amortization and share compensation, (“Adjusted EBITDA”) of the Company for the same period (the “Adjusted EBITDA Goal”), in each case as measured relative to its strategic objectives over the 2010 to 2012 period.  Cumulative threshold, target and maximum amounts have been developed, based on the Company’s strategic plan, and the 2010 Long-Term Cash Bonus Award will be measured and paid according to the following schedules:

	Payout as Percent of Target Amount
Cumulative amount	Revenue Goal	EBITDA Goal
Maximum (or greater)	100%	100%
Target	50%	50%
Threshold	25%	25%
Below threshold	0%	0%

If employment of the Executive with Theragenics or an affiliate is terminated before December 31, 2012 due to death, disability, or is terminated by the Company without cause, the Executive will be entitled to a pro rata cash bonus determined in accordance with the terms of the Award.  If employment is terminated for any other reason before December 31, 2012 (unless a change in control as defined in the Award occurs before then), the cash bonus opportunity will be forfeited.  If a change in control occurs before December 31, 2012, the cash award becomes vested at the target level, provided the Executive is employed by Theragenics or an affiliate as of the date of a change in control.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: March 3, 2010	By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

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